Exhibit 99.1

CONTACT:         Jim Burke         248/354-4530

Federal-Mogul Evaluating Strategic Alternatives

SOUTHFIELD, Mich., March 18, 2011 /PRNewswire/ — Federal-Mogul Corporation (Nasdaq: FDML) today announced that it has retained Lazard to assist the company in evaluating strategic alternatives to enhance shareholder value. The company further stated that there could be no assurance that any alternative will develop or be pursued. The company does not intend to comment further with respect to the process.

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier of powertrain, chassis and safety technologies, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty, agricultural, marine, rail, off-road and industrial vehicles, as well as the worldwide aftermarket. The company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its sustainable global profitable growth strategy, creating value and satisfaction for its customers, shareholders and employees. Federal-Mogul was founded in Detroit in 1899. The company is headquartered in Southfield, Michigan, and employs 43,000 people in 34 countries. Visit the company’s Web site at www.federalmogul.com.

Federal-Mogul’s aftermarket products are sold under a variety of well-known brands, including: Abex®, AE®; ANCO®, Beral®, Carter®, Champion®, FP Diesel®, Fel-Pro®, Ferodo®, Glyco®, Goetze®, MOOG® , National®, Necto®, Nüral®, Payen®, Precision®, Sealed Power®, Speed-Pro® and Wagner®. Visit the company’s website at www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, fluctuations in domestic or foreign vehicle production, fluctuations in the demand for vehicles containing our products, the company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and general global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statements.

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